Exhibit 99.1

NEWS RELEASE

Range Announces Retirement of Steve Gray from the Board of Directors

FORT WORTH, TEXAS, August 22, 2024 -- RANGE RESOURCES CORPORATION (NYSE: RRC) today announced that Steve Gray will retire from his position on Range’s Board of Directors, effective October 1, 2024.

Range Chairman, Greg Maxwell stated, “We want to express our gratitude to Steve for his dedicated service to Range. Since joining our Board in 2018, Steve has shared his wisdom, industry experience and expertise, helping Range to become a more resilient and efficient Marcellus operator capable of generating free cash flow and returns of capital through price cycles. We wish Steve and his family the best in his retirement.”

Steve Gray commented, “During my time on the Range Board, I have seen the Company navigate through tough times, volatile commodity prices, and a pandemic, yet emerge as a stronger company. I am proud of how the Range team has managed the business through those challenges by improving the balance sheet, consistently performing at a high level and returning capital to shareholders. It is fulfilling to know that Range is in the best shape in Company history with an inventory of de-risked, high-quality wells capable of returning significant value to shareholders for decades.”

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading U.S. independent natural gas and NGL producer with operations focused in the Appalachian Basin. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com.

Range Investor Contact:

Laith Sando, Vice President – Investor Relations
817-869-4267
lsando@rangeresources.com

Range Media Contact:

Mark Windle, Director of Corporate Communications

724-873-3223

mwindle@rangeresources.com